SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2001

Metawave Communications Corporation (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-24673 (Commission File Number)	91-1673152 (I.R.S. Employer Identification No.)

10735 Willows Road NE, Redmond, WA 98052 (Address of principal executive offices)(Zip Code)

(425) 702-5600 (Registrant's telephone number, including area code)

Item 5.	Other Events.

          On November 30, 2001, Metawave Communications Corporation, a Delaware corporation (the "Company" or the "Registrant"), entered into an agreement to sell $20 million of its preferred stock and up to $10 million of preferred stock warrants in a private placement to investment funds managed by Oak Investment Partners. Pursuant to the agreement, upon the completion of certain closing conditions, affiliates of Oak Investment Partners will purchase shares of Series A preferred stock for a common stock equivalent price of $2.359 per share. All of the shares of Series A preferred stock and the warrants to purchase shares of Series A preferred stock will be sold by the Company. Each share of Series A preferred stock and the shares of Series A preferred stock issuable upon exercise of each warrant initially converts into Common Stock on a 1-for-100 basis. The shares of Series A preferred stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          Pursuant to the terms of the agreement, Oak cannot sell or transfer the preferred stock (or common stock issued on conversion) for a period of 18 months. At its option, Oak will be able to sell or transfer 25% of the preferred stock (or common stock issued on conversion) during each three-month period beginning 18 months from closing of the financing. After thirty-six months, the Series A preferred stock will automatically convert into shares of Metawave's common stock once it trades above $5.25 per share for 30 consecutive trading days.

          The Series A preferred stock will have a liquidation preference and price-based antidilution protection. The liquidation preference will provide that upon any liquidation, sale or change of control of Metawave, holders of the Series A preferred stock will be entitled to receive the amount invested prior and in preference to any distribution to holders of Metawave's common stock. After the foregoing preference, holders of Series A preferred stock shall also participate with holders of the common stock in any distribution until the holders of Series A preferred stock have received three times their original investment amount in the aggregate. Thereafter, the holders of common stock shall receive the remaining funds; provided, however, that if holders of Series A preferred stock would have received more on an as-converted basis, the holders will be treated as if they had converted the shares of preferred stock into common stock whether or not the conversion had actually occurred. Subject to certain exceptions and limitations, and conditioned on the approval of the holders of a majority of the outstanding common stock, the price-based antidilution protection will provide that, so long as the Series A preferred stock is outstanding, if Metawave issues securities at a common stock equivalent price of less than $2.359, then the conversion price of the outstanding Series A preferred stock will be adjusted to be equal to the price at which such security was sold.

          Metawave also agreed to issue warrants to Oak Investment Partners to purchase up to $10 million of Series A preferred stock at an exercise price of $2.359 per share. Alternatively, the warrants may also be exercised for common stock, in which case the exercise price shall be $2.22 per share. The warrants will be exercisable for up to five years and are subject to the same antidilution protection as the Series A preferred stock.

          The parties have also agreed to file a registration statement covering the resale of the shares of common stock issuable upon conversion of the Series A preferred stock and the warrants on or before the 18-month anniversary of the agreement. In addition, Metawave has agreed to provide Oak with "piggyback" registration rights, alongside existing registration rights holders, to participate in underwritten offerings of Metawave's securities that the Company otherwise undertakes.

          Until converted, the Series A preferred stock generally will vote with the shares of common stock, and not as a separate class, on an as-converted to common stock basis of 100 shares of common stock for each share of preferred stock. Upon conversion of the Series A preferred stock, the holders of Series A preferred stock will receive a number of shares of common stock reflecting any adjustments to the conversion price, taking into account the price based antidilution protection and any other adjustments, but until the Series A preferred stock is converted into common stock, the holders of Series A preferred stock will not receive any additional voting rights as a result of any price based antidilution adjustments. However, the Series A preferred stock will be entitled to a separate class vote with respect to certain matters, including the creation of a class or series of stock having preferences or privileges senior to or on a parity with the Series A preferred stock, any amendment or waiver of any provision of Metawave's Certificate of Incorporation or Bylaws that would adversely affect the rights, privileges and preferences of the Series A preferred stock, a proposed merger, consolidation or sale of Metawave, or the creation of indebtedness exceeding $5 million in the aggregate.

          Additionally, pursuant to the right of the holders of the Series A preferred stock to designate a member of Metawave's board of directors, Bandel Carano, a managing partner of Oak Investment Partners who is currently a member of the board, will continue to serve on Metawave's board of directors. .

          The financing is subject to certain limited closing conditions, including the receipt of NASD regulatory approval.

          The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the aforementioned transaction documents. Metawave intends to use the proceeds from this investment for working capital and general corporate purposes.

          A copy of the press release containing the announcement is filed herewith as Exhibit 99.1 and is incorporated herein by this reference.

Item 7.	Financial Statements and Exhibits

(c)	Exhibits.

4.1

Preferred Stock and Warrant Purchase Agreement dated as of November 30, 2001 among the Company, Oak Investment Partners X, Limited Partnership, and Oak X Affiliates Fund, Limited Partnership, including Exhibits A and B thereto.

99.1	Press Release dated December 3, 2001.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
METAWAVE COMMUNICATIONS CORPORATION (Registrant)

Date: December 3, 2001	By: /s/ Kathryn Surace-Smith Kathryn Surace-Smith Vice President, General Counsel and Secretary

INDEX TO EXHIBITS
Exhibit Number	Description
4.1

Preferred Stock and Warrant Purchase Agreement dated as of November 30, 2001 among the Company, Oak Investment Partners X, Limited Partnership, and Oak X Affiliates Fund, Limited Partnership, including Exhibits A and B thereto.

99.1	Press Release dated December 3, 2001.